Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Charlottesville, VA – February 27, 2025 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on February 26, 2025 its Board of Directors declared a quarterly cash dividend of $0.33 per share to be paid on March 28, 2025 to shareholders of record as of March 14, 2025. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.66% based on the closing price of the Company’s common stock on February 26, 2025.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has seven banking offices throughout Fauquier and Prince William counties, three banking offices in Charlottesville and Albemarle County, and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact: Tara Y. Harrison, 434-817-8587